Exhibit 4.7

AMENDMENT NO. 1 TO
WARRANT AGENCY AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT AGENCY AGREEMENT (this “Agreement”), dated as of  July 22, 2022, and is by and between Ra Medical Systems, Inc., a Delaware corporation (“Ra Medical”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”).

WHEREAS, Ra Medical, and AST are parties to that certain Warrant Agency Agreement, dated as of February 8, 2022 (“the Existing Warrant Agency Agreement”), pursuant to which Ra Medical previously issued 24,002,893 Series A warrants and 24,002,893 Series B Warrants in a public offering (collectively the “Warrants”), each representing the right to purchase one share of common stock, par value $0.0001 of Ra Medical (“Common Stock”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agency Agreement;

WHEREAS, pursuant to Section 20 of the Existing Warrant Agreement, the parties may amend the Existing Warrant Agreement without the consent of the holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1Amendment of Existing Warrant Agency Agreement.  The parties hereby amend, effective as of the date of this Agreement, the Existing Warrant Agency Agreement as provided in this Section 1.

1.1Amendment to Forms of Series A and Series B Warrant.  Section 2(a) Exercise Price of the Form of Series A Warrant included on Exhibit 1 of the Existing Warrant Agency Agreement and the Form of Series B Warrant included in Exhibit 2 of the Existing Warrant Agency Agreement is hereby amended and restated to read as follows:

“Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be $0.28, subject to adjustment hereunder (the “Exercise Price”).

2	Amendment Fee. Ra Medical shall pay AST a fee of $2,500 for amending the warrant exercise prices reflected above.
3	Miscellaneous Provisions.

3.1Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties shall bind and inure to the benefit of their respective successors and assigns.

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3.2Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Ra Medical hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Ra Medical hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.3Counterparts.  This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

3.4Effect of Headings.  The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.5Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.6Entire Agreement.  The Existing Warrant Agency Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RA MEDICAL SYSTEMS, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Warrant Agency Agreement]